Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES INCREASED SALES AND EARNINGS FOR ITS FIRST QUARTER 2018

Ocala, FL…March 16, 2018 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced increased sales and earnings for its first quarter ended February 3, 2018. Sales for the first quarter of 2018 were up 13% to $9,645,818 as compared to $8,573,400 recorded in the first quarter of 2017. Income from operations for the first quarter of 2018 was up 3% to $1,090,157 versus $1,056,477 in the same period a year ago. Net income after taxes was $1,016,236 as compared to $703,323 for the same period last year. Diluted earnings per share for the first quarter of 2018 were $0.25 per share compared to $0.18 per share last year.

Nobility’s financial position during the first quarter 2018 remains very strong with cash and cash equivalents and short term investments of $27,918,057 and no outstanding debt. Working capital is $36,086,489 and our ratio of current assets to current liabilities is 8.5:1. Stockholders’ equity is $48,358,821 and the book value per share of common stock increased to $12.11.

The Board of Directors declared a one-time cash dividend of $.20 per common share for fiscal year 2017. The cash dividend is payable on April 16, 2018 to stockholders of record as of March 26, 2018.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. continues to improve. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2017 through January 2018 were up approximately 3% from the same period last year. Our sales for fiscal 2018 continue to look positive. Shipment of homes in our market area should improve and, if we can adequately control the material and labor cost increases that the Company is experiencing because of the improvements in the total housing picture, then earnings should also improve. Constrained consumer credit and the lack of lenders in our industry, partly as a result of an increase in government regulations, still affects our results by limiting many manufactured housing buyers from purchasing affordable homes.

We understand that maintaining our strong financial position is vital for future growth and success. Because of the recent years of very challenging business conditions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country”.

On June 5, 2017 the Company celebrated its 50th anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers, an insurance agency subsidiary, and an investment in a retirement manufactured home community, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, uncertain economic conditions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, possible labor shortages, possible materials shortages, increasing labor cost, cyclical nature of the manufactured housing industry, impact of fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	February 3, 2018	November 4, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,260,188	$27,910,504
Short-term investments	657,869	627,087
Accounts receivable - trade	3,309,542	2,934,300
Note receivable	500,000	500,000
Mortgage notes receivable	13,910	13,495
Income tax receivable	250,927	—
Inventories	6,857,100	7,505,681
Pre-owned homes, net	809,569	1,141,863
Prepaid expenses and other current assets	1,236,587	820,224
Deferred income taxes	—	609,629

Total current assets	40,895,692	42,062,783
Property, plant and equipment, net	4,660,678	4,304,771
Pre-owned homes, net	904,357	815,358
Interest receivable	112,744	101,301
Note receivable, less current portion	1,150,826	1,134,086
Mortgage notes receivable, less current portion	239,356	240,297
Other investments	1,494,078	1,471,029
Property held for sale	599,455	599,455
Deferred income taxes	414,815	—
Cash surrender value of life insurance	3,307,848	3,262,848
Other assets	156,287	156,287

Total assets	$53,936,136	$54,148,215

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$736,627	$849,782
Accrued compensation	560,773	624,989
Accrued expenses and other current liabilities	910,651	1,127,397
Income taxes payable	—	260,416
Customer deposits	2,601,152	2,796,827

Total current liabilities	4,809,203	5,659,411

Deferred income taxes	768,112	1,074,507

Total liabilities	5,577,315	6,733,918

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,669,672	10,669,231
Retained earnings	47,183,764	46,167,528
Accumulated other comprehensive income	434,580	412,233
Less treasury stock at cost, 1,371,838 shares in 2018 and 1,367,338 shares in 2017	(10,465,686)	(10,371,186)

Total stockholders’ equity	48,358,821	47,414,297

Total liabilities and stockholders’ equity	$53,936,136	$54,148,215

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
	February 3,	February 4,
	2018	2017
Net sales	$9,645,818	$8,573,400
Cost of goods sold	(7,428,879)	(6,549,336)

Gross profit	2,216,939	2,024,064
Selling, general and administrative expenses	(1,126,782)	(967,587)

Operating income	1,090,157	1,056,477

Other income:
Interest income	35,937	40,447
Undistributed earnings in joint venture - Majestic 21	23,049	28,598
Miscellaneous	5,734	4,771

Total other income	64,720	73,816

Income before provision for income taxes	1,154,877	1,130,293
Income tax expense	(138,641)	(426,970)

Net income	1,016,236	703,323
Other comprehensive income
Unrealized investment gain	22,347	115,167

Comprehensive income	$1,038,583	$818,490

Weighed average number of shares outstanding:
Basic	3,997,371	4,004,238
Diluted	3,999,202	4,005,538

Net income per share:
Basic	$0.25	$0.18
Diluted	$0.25	$0.18